EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into on this 17th day of March 2008 and is effective as of August 29, 2006 (the “Effective Date”), by and between Ellen R. Hoffing (the “Executive”) and Applied NeuroSolutions, Inc. (the “Company”).

On August 29, 2006, in connection with the approval by the Company’s Board of Directors (the “Board”) of the employment of the Executive as the Company’s Chief Executive Officer and President, the Board and the Executive agreed to the terms of her employment, which terms were disclosed by the Company in its Current Report on Form 8-K filed on September 1, 2006 (the “Current Report”);

The Company desires to employ the Executive and, in connection therewith, to compensate the Executive for Executive’s services to the Company on the terms disclosed in the Current Report; and

The Executive wishes to be employed by the Company and provide services to the Company in return for certain compensation on the terms disclosed in the Current Report.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1. Employment by the Company.

1.1 Position and Term. Subject to the terms set forth herein, the Company agrees to employ Executive as its President and Chief Executive Officer, and Executive hereby accepts such employment.  During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company. The term of this Agreement shall commence on August 29, 2006 (the "Effective Date"), and shall continue from that date for three (3) years until August 28, 2009 (the "Initial Term) unless terminated prior thereto by either the Company or the Executive as provided in Section 6 below. If either the Company or the Executive does not wish to renew this Agreement when it expires at the end of the Initial Term or any renewal term as hereinafter provided, or if either the Company or the Executive wishes to renew this Agreement on different terms than those contained herein, the Company or Executive shall give written notice in accordance with Section 7.1 of such intent to the other party at least sixty (60) days prior to the expiration date. In the absence of such notice, this Agreement shall be renewed on the same terms and conditions contained herein for a term of one (1) year from the date of expiration. The parties expressly agree that designation of a term and renewal provisions in this Agreement does not in any way limit the right of the parties to terminate this Agreement at any time as hereinafter provided. If the Company gives notice that it does not wish to renew this Agreement on either the same or different terms under circumstances that do not constitute “Cause” as defined in Section 6.2(b), Executive shall be eligible for the same payments and benefits, subject to the same terms, provided in Section 6.1.  Reference herein to the term of this Agreement or the "Employment Term." shall refer both to the initial term and any renewal term as the context requires.

1.2 Duties.  Executive will report to the Board of Directors of the Company (the “Board”) and/or such other Board committees designated by the Board, performing such duties as are described in the Company bylaws and normally associated with her position. Executive shall perform her duties under this Agreement principally out of the Company’s corporate headquarters, or such other location as agreed.  In addition, the Executive shall make such business trips to such places as may be necessary or advisable for the efficient and profitable operations of the Company.

1.3 Member of the Board.  During the term of this Agreement, the Company and the Executive shall take all reasonable action to cause Executive to be elected to serve as a Director of the Company.

1.4 Company Policies and Benefits.  The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion.  The Executive will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during her employment.  All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of the  plan.  The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control. While this Agreement is in effect the Executive will be eligible for the following benefits:

(a) Vacation.  The Executive shall be eligible for paid vacations in accordance with and subject to the regular policy of the Company, but in any event, no less than the aggregate of four (4) weeks per annum.

(b)     Sick Leave.  The Executive shall be eligible for paid sick leave in accordance with and subject to the regular policy of the Company, but in any event, no less than three (3) days of sick leave for every ten (10) weeks of employment.

(c) Life Insurance.  While this Agreement is in effect, the Company will provide the Executive with life insurance for which the Executive may designate the beneficiary or beneficiaries in a face amount in accordance with Company policy but not less than $150,000.

(d) Long-Term Disability Insurance.  While this Agreement is in effect, the Company will provide the Executive with long-term disability insurance which provides income continuation as defined in the company plan.

(e) Indemnification; Director’s and Officer’s Liability Insurance.  For her acts and omissions while performing services pursuant to this Agreement, the Company will indemnify the Executive as permitted by applicable law and provide the Executive with D&O insurance coverage in accordance with coverage approved by and provided to all officers and  members of the Board.

2.	Compensation.

2.1 Salary.  Executive shall receive for Executive’s services to be rendered hereunder an initial annualized base salary of $300,000.00, subject to increase and payable subject to standard federal and state payroll withholding requirements in accordance with Company’s standard payroll practices (“Base Salary”). The Executive shall be eligible for an increase in Base Salary each year during the term of this Agreement, upon annual review by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

2.2 Bonus.  Executive shall be eligible for an annual calendar year bonus of up to 40% of her then current Base Salary based upon attainment of performance objectives set by the Board, based upon recommendation by the Executive to the Compensation Committee and by the Compensation Committee to the Board (the “Annual Bonus”).  It shall be the Executive’s obligation to initiate the goal setting process by making a written recommendation to the Compensation Committee in advance of, or within the first quarter of, each fiscal year and the Board is under no obligation to consider a bonus for the Executive should she fail to do so. In fiscal year 2006, the Executive’s Annual Bonus eligibility shall be pro-rated based upon her date of commencement of employment with the Company.  The Executive shall be eligible for an increase in her Annual Bonus opportunity each calendar year based on review and approval of the Compensation Committee. Whether to award an Annual Bonus and the amount of any  Annual Bonus for the Executive will be determined by the Board on or before January 31 of the following year and any payment to Executive shall be made on or before February 15 of that year. In the event Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason or due to Death or Disability prior to the end of the calendar year, she will be eligible for a pro-rated bonus.  However if the Executive either is terminated for Cause or Due to Discontinuance of the Business or resigns without Good Reason prior to the end of the calendar year she is not eligible for any bonus, prorated or otherwise.

2.3 Stock Options and Restricted Stock.

(a) Option Grants.

(i) As of August 29, 2006, the Board has granted to the Executive an option to purchase 6,000,000 shares of the Company’s common stock (such number to be subject to adjustment for stock splits, combinations, recapitalizations and the like after the Effective Date) pursuant and subject to  the Company’s standard form of Stock Option Agreement (“Stock Agreement’) between the Executive and the Company. It is noted that the current options are not currently covered by the Company’s Stock Option Plan (“Plan”)  and are therefore deemed to be non-incentive options. It is not required for these stock options to be included in the Plan. In the future the Plan may be amended without impacting the validity of these options.  The option shall have an exercise price per share equal to the fair market value of a share of the Company’s common stock on the exchange on the day preceding the date of grant.

(ii) Subject to continued service, and adjustment for stock splits, combinations, recapitalizations and the like after the Effective Date, the stock options granted to the Executive pursuant to the Stock Agreement will vest as follows: 1,000,000 of the shares will vest at the end of the sixth (6) month of employment and the remaining shares subject to the option will then vest in equal monthly installments each month thereafter over the following thirty (30) months, subject to continuous service with the Company on such dates.

(iii) The Company may, but shall not be required to, make option grants to the Executive in addition to those contemplated by Section 2.3(a)(i) if approved by the Board (or Compensation Committee thereof).  Executive agrees to execute any  agreements contemplated thereby to finalize the parties’ agreement as to any stock options.  Executive acknowledges that, except as otherwise expressly provided herein, these options will be subject to the terms of the Stock Option Agreement

(b) Restricted Stock.

(i) The Board has granted to the Executive 400,000 restricted shares of the Company’s common stock.

(ii) Subject to continued service, these restricted shares will vest as follows: 133,334 on the one (1) year anniversary of the commencement of the Executive’s employment, 133,333 on the two (2) year anniversary, and 133,333 on the three (3) year anniversary.

(iii) Subject to continued service, it is the intent of the Company to obtain approval from the Board to grant Executive an additional $100,000 worth of restricted shares of the Company’s common stock on Executive’s one (1) year anniversary and an additional $100,000 worth of restricted shares of the Company’s common stock on Executive’s two (2) year anniversary.  The number of restricted shares will be calculated by dividing the dollar amount of restricted shares ($100,000) by the closing price per share on the date of the grant.  These additional restricted shares will vest in the same manner as the original restricted shares (33.33% at the end of year one, two and three after the date of grant).

(iv) Executive shall be required to execute a restricted stock agreement in a form satisfactory to the Company providing, among other things, for a right of repurchase or right of reacquisition of any unvested restricted shares by the Company at no cost if Executive terminates employment or other service.

2.4 Expense Reimbursement.  The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy.

3. Proprietary Information, Inventions, Non-Competition and Non-Solicitation Obligations. The parties hereto have entered into a Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (the “Proprietary Information Agreement”), which has a different remedial scheme from this Agreement and which may be amended by the parties from time to time without regard to this Agreement.  The Proprietary Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

4. Outside Activities.  Except with the prior  consent of the Company’s Board of Directors or as provided below, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would create a conflict of interest.  This restriction shall not, however, preclude the Executive from engaging in activities of interest including (i) owning less than one percent (1%) of the total outstanding shares of a publicly traded company, (ii) serving on other public or private company Boards of Directors, (iii) supporting charitable, religious, educational, non-profit or business enterprises of her choice, or (iv) such other activities as may be specifically approved by the Board upon request. Notwithstanding the foregoing, the Company acknowledges that prior to the Effective Date, the Executive has served as an advisor to NeuroPhysiological Concepts, a privately held medical device and software development start up in which certain members of Executive’s family hold ownership interests.  The Company hereby consents to Executive’s continuing service as an advisor to NeuroPhysiological Concepts, provided, however, the Executive must comply with this Section 4 with respect to any increase in her duties or participation in NeuroPhysiological Concepts.

                 5.  No Conflict with Existing Obligations.  Executive represents that Executive’s performance of all the terms of this Agreement and as an Executive of the Company do not, and will not, breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services.  Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.  Executive agrees not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any former employer or a third party, but may make use of information generally known and used by persons with comparable training and experience  and information which is common knowledge in the industry or is otherwise legally available in the public domain.

                6. Termination Of Employment. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or Good Reason.

   6.1 Termination by the Company Without Cause.

(a) The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.1 at any time without Cause (as defined in Section 6.2(b) below) by giving notice as described in Section 6.8 of this Agreement.

In the event Executive’s employment is terminated without Cause, then provided that the Executive executes a general release in favor of the Company, in a form acceptable to the Company (the “Release”), and subject to Section 6.1(c) (the date that the Release becomes effective and may no longer be revoked by the Executive is referred to as the “Release Date”), then: (i) the Company shall pay to Executive an amount equal to Executive’s then current annual Base Salary, equivalent to current 12 months total in twelve installments equal to the then current monthly salary from the Release Date (such applicable period is referred to as the “Severance Period”), less applicable withholdings and deductions, on the Company’s regular payroll dates; provided, however, that, not withstanding the above, the payment of any installment of severance that has not been paid under the schedule set forth above by March 15 of the calendar year immediately following the calendar year in which the Executive's employment is terminated shall be accelerated and paid to the Executive on March 15 of said year.

(b)  (i) if Executive is participating in the Company’s group health insurance plans on the effective date of termination, and Executive timely elects and remains eligible for continued coverage under COBRA, or, if applicable, state insurance laws, the Company shall pay that portion of Executive’s premiums that the Company was paying prior to the effective date of termination for the 12 month period after her termination of employment and (ii) the unvested portion of any stock options, and any restricted stock granted, to the Executive shall be subject to accelerated vesting as if Executive had continued be employed by the Company for the 12-month period after her termination of employment.

(c) Executive shall not receive any of the benefits pursuant to Section 6.1(b) unless she executes the Release within the consideration period specified therein and until the Release becomes effective and can no longer be revoked by Executive under its terms.  Executive’s ability to receive benefits pursuant to Section 6.1(b) is further conditioned upon her: returning all Company property; complying with her post termination obligations under this Agreement and the Proprietary Information Agreement; and complying with the Release including without limitation any non-disparagement and confidentiality provisions contained therein.
(d) The benefits provided to Executive pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan.

6.2 Termination by the Company for Cause.

(a)       Subject to Section 6.2(c) below, the Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 6.8 of this Agreement.

(b)    “Cause” for termination shall mean that the Company has determined in its sole discretion that the Executive has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or under the Proprietary Information Agreement; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct which is harmful to the Company or its reputation; (iii) conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude, or any crime against the Company or any of its shareholders or employees; (iv) any act of misconduct which is injurious to the Company; (v) refusal to follow or implement a clear and reasonable directive of the Board or any Board committee; (vi) gross negligence in, or gross neglect of, the performance of Executive’s duties; or (vii) breach of fiduciary duty.

(c)    In the event Executive’s employment is terminated at any time for Cause, Executive will not receive severance payments, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the accrued but unpaid salary of Executive through the date of termination, together with all compensation and benefits payable to Executive based on her participation in any compensation or benefit plan, program or arrangement through the date of termination.

           6.3  Resignation by the Executive.

(a)   Executive may resign from employment with the Company at any time by giving notice as described in Section 6.8.

(b)   In the event Executive resigns from employment with the Company (other than for Good Reason as set forth in Section 6.4), Executive will not receive severance payments, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the accrued but unpaid salary of Executive through the date of resignation, together with all compensation and benefits payable to Executive based on her participation in any compensation or benefit plan, program or arrangement through the date of termination.

         6.4   Resignation by the Executive for Good Reason

(a)  Provided Executive has not previously been notified of the Company’s intention to terminate Executive’s employment, the Executive may resign from Executive’s employment for Good Reason (as defined in Section 6.4(b) below, within ten (10) days after the occurrence of one of the events specified in Section 6.4(b) below, by giving notice as described in Section 6.8 of this Agreement that Executive intends to terminate her employment for Good Reason on the thirtieth (30) day following the Company’s receipt of Executive’s notice, if the Company has not cured the event that gives rise to Good Reason before the end of such thirty (30) day period.

(b)   “Good Reason” for resignation shall mean the occurrence of any of the following without the Executive’s prior written consent:  (i) the assignment to Executive of any duties or responsibilities which result in the material diminution of Executive’s position;  (ii) a reduction by the Company in Executive’s annual base salary by greater than ten percent (10%), (iii) a relocation of Executive, or the Company’s principal executive offices to which Executive is assigned, that lengthens Executive’s one-way commute distance by more than twenty (20) miles, except for required travel by Executive on the Company’s business; or (iv) the Company’s material breach of this Agreement.  Notwithstanding the foregoing, any actions taken by the Company to accommodate a disability of the Executive or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement.

(c)           In the event Executive resigns from employment for Good Reason, and subject to Section 6.4(d), the Executive shall be eligible for the same payments and benefits as Executive would receive under Section 6.1 and on the same conditions as if Executive had been terminated by the Company without Cause, provided that Executive executes a Release in favor of the Company as defined in Section 6.1(a).

(d)           Executive shall not receive any of the benefits pursuant to Section 6.4(c) unless she executes the Release within the consideration period specified therein and until the Release becomes effective and can no longer be revoked by Executive under its terms.  Executive’s ability to receive benefits pursuant to Section 6.4(c) is further conditioned upon her: returning all Company property; complying with her post termination obligations under this Agreement and the Proprietary Information Agreement between the Executive and the Company; and complying with the Release including without limitation any non-disparagement and confidentiality provisions contained therein.

(e)           The benefits provided to the Executive pursuant to this Section 6.4 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan.

6.5  Termination by Virtue of Death or Disability of the Executive.

(a)           In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, pay to the Executive’s legal representatives Executive’s accrued but unpaid salary through the date of death together with all compensation and benefits payable to Executive based on her participation in any compensation or benefit plan, program or arrangement through the date of termination.

(b)           Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to the Executive, to terminate this Agreement based on the Executive’s Disability (as defined below). Termination by the Company of the Executive’s employment based on “Disability” shall mean termination because the Executive is unable due to a physical or mental condition to perform the essential functions of her position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period.  This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on the Executive’s Disability, Executive will not receive severance payments, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the accrued but unpaid salary of Executive through the date of termination, together with all compensation and benefits payable to Executive based on her participation in any compensation or benefit plan, program or arrangement through the date of termination.

6.6 Termination in the Event of a Change in Control.

(a)           In the event of a termination by the Company without Cause pursuant to Section 6.1 or a termination by the Executive for Good Reason pursuant to Section 6.4  that occurs within three (3) months before or six (6) months following a Change in Control as defined below, then, otherwise subject to the requirements of Sections 6.1 (c) and (d), including execution, non-revocation and compliance with the Release, then in lieu of the twelve (12) month acceleration of vesting described in Section 6.1(b)(ii), all of the unvested portion of any stock options and of any restricted stock granted to the Executive shall immediately vest.

(b)           As used in this Agreement, “Change in Control” shall mean: (i) a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, or (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the outstanding voting power of the surviving entity and its parent following the consolidation, merger or reorganization; or (iii) any person or entity (or group of affiliated persons or entities) that were not shareholders of the Company immediately prior to the acquisition of Company securities becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities other than by virtue of a merger, consolidation or similar transaction.

6.7  Termination Due to Discontinuance of Business.  Anything in this Agreement to the contrary notwithstanding, in the event the Company’s business is discontinued because it is rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, but not in the event of a Change in Control as defined in Section 6.6, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 6.7, Executive will not receive severance payments, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the accrued but unpaid salary of Executive through the date of termination, together with all compensation and benefits payable to Executive based on her participation in any compensation or benefit plan, program or arrangement through the date of termination.

6.8  Notice; Effective Date of Termination.

(a)           Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(i) immediately after the Company gives notice to Executive of Executive’s termination, with or without Cause, unless the Company specifies a later date, in which case, termination shall be effective as of such later date not to exceed 30 days unless agreed to by Company and Executive.

(ii) immediately upon the Executive’s death;

(iii) ten (10) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided, that Executive has not returned to the full time performance of Executive’s duties prior to such date;

(iv) sixty (60) days after the Executive gives written notice to the Company of Executive’s resignation, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case the Executive’s resignation shall be effective as of such other date.  Executive will receive compensation through the  required 60 day notice period; or

(v) in the event notice of a termination under subsections (i), (iii) and (iv) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 7.1 below.  In the event of a termination for Cause written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.

6.9 Cooperation With Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other executives as may be designated by the Company.

7. General Provisions.

7.1   Notices.  Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll, or at such other address as the Company or the Executive may designate by ten (10) days advance written notice to the other.

7.2  Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3  Waiver.  If either party should waive any breach of any provisions of this Agreement, Executive or the Company shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4 Complete Agreement.  This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof.  This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements, including, but not limited to, the terms of employment disclosed in the Current Report.  This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company.  The parties have entered into a separate Proprietary Information Inventions, Non-Competition and Non-Solicitation Agreement and have or may enter into separate Stock Option Agreements and Restricted Stock Agreements. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of the Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6  Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7  Successors and Assigns.  The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than assigning the rights or obligations to her estate upon her death.

7.8 Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Illinois.

7.9  Resolution of Disputes.  The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Executive’s employment with the Company or out of this Agreement, or the Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either the Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty.  The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or the Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be the Chicago, Illinois metropolitan area.  The arbitration may be initiated by any party by providing to the other party a written notice of arbitration specifying the claims.  Within 15 days after the commencement of arbitration, each of the Executive and the Company shall select one person to act as arbitrator and the two selected arbitrators shall select a third arbitrator within ten days of their appointment.  If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator within such ten day period, the third arbitrator shall be selected by the American Arbitration Association promptly after such ten day period.  Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration (including, if applicable, the appointment of a third arbitrator by the American Arbitration Association) shall be borne by the parties equally unless the arbitrators determine otherwise.  Each party shall bear their own legal fees and expenses and other costs incurred in connection with the arbitration (the “Expenses”), unless and to the extent the arbitrators determine the Expenses of a party shall be paid by the other party.  The parties acknowledge and agree that their obligations to arbitrate under this Section 7.9 survive the termination of this Agreement and continue after the termination of the employment relationship between the Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement.  By election of arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement.  The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

In Witness Whereof, the parties have executed this Employment Agreement on the day and year first written above.

Applied NeuroSolutions, Inc.

By:
David Ellison, CFO

Executive:

Ellen R. Hoffing

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